Exhibit 99.1

ANADARKO ANNOUNCES BOARD OF DIRECTORS ELECTION AND RETIREMENTS

HOUSTON, Feb. 12, 2014 – Anadarko Petroleum Corporation (NYSE: APC) today announced the election of Anthony R. Chase to serve as an independent director of the company, effective Feb. 12, 2014. Chase was also appointed a member of the Board’s Governance and Risk Committee.

“Tony’s unique experience as a successful and widely respected business leader, entrepreneur and legal scholar will provide invaluable perspective in the Board room,” said Anadarko Chairman, President and CEO Al Walker. “We are fortunate to add Tony’s knowledge, expertise and voice to Anadarko’s leadership.”

ANTHONY R. CHASE

Chase, 58, is Chairman and Chief Executive Officer of ChaseSource, L.P., a Houston-based staffing and real estate development firm, which is ranked among the nation’s largest minority-owned companies. He served as the Chairman and Chief Executive Officer of ChaseCom, L.P., a global customer relationship management and staffing services company, until its sale in 2007 to AT&T. Mr. Chase also is a tenured Professor of Law at the University of Houston, where he began teaching in 1990 and was awarded tenure in 1995. He currently serves on the board of directors of Sarepta Therapeutics, Inc. and the Plaza Group. Until his election at Anadarko, he was also a director of Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP (NYSE: WES), a publicly traded midstream master limited partnership,where he had served since 2008. From 1999 to August 2010, Mr. Chase served as a director of Cornell Companies. From July 2004 to July 2008, he served as a director of the Federal Reserve Bank of Dallas, and also served as its Deputy Chairman from 2006 until his departure in July 2008. Mr. Chase is also on the board of directors of the Greater Houston Partnership, and served as its Chairman during 2012. He is also on the board of directors of the Houston Endowment and the Texas Medical Center and serves on the Board of Trustees for St. John’s School and KIPP Schools. Mr. Chase holds Bachelor of Arts, Master of Business Administration and Juris Doctor degrees from Harvard University.

BOARD RETIREMENTS

Anadarko also announced that Luke R. Corbett has retired from the Board of Directors. Preston M. Geren III and Paula R. Reynolds will also retire at the close of Anadarko’s annual stockholder meeting in May.

“We extend our gratitude to Luke, Paula and Pete for their leadership and years of service to Anadarko’s stakeholders,” said John R. Gordon, Anadarko’s independent Lead Director. “We wish them the very best in their future endeavors.”

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2013, the company had approximately 2.79 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544

Bill Tedesco, william.tedesco@anadarko.com, 832.636.3375